Exhibit 99.2

Contact:

Paul Goodson
VP Investor Relations
Invitrogen Corporation
(760) 603-7208

Invitrogen Corporation Announces Pricing Of $325 Million of 2% Senior
Convertible Notes Due 2023

Carlsbad, CA, July 28, 2003 – Invitrogen Corporation (Nasdaq: IVGN) announced today the pricing of $325 million of 2% senior convertible notes due 2023 sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $48.75 million aggregate principal amount of the notes. The sale of the notes is expected to close on August 1, 2003.

Under certain circumstances the notes will be convertible into the Company’s common stock at a conversion rate of 14.6547 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances (equal to an initial conversion price of approximately $68.24 per share). The closing bid for the Company’s common stock on July 28, 2003 was $51.50 per share.

In addition, beginning with the six-month interest period commencing on August 1, 2010, the Company will pay contingent interest on the notes during a six-month interest period if the average trading price of the notes is above a specified level.

The Company intends to use the net proceeds for potential acquisitions and for general corporate purposes, including the potential redemption of outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

# # #